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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:   Adam C. Derbyshire                  Mike Freeman
           Vice President and                  Director, Investor Relations and
           Chief Financial Officer             Corporate Communications
           919-862-1000                        919-862-1000


                         SALIX PHARMACEUTICALS ANNOUNCES
                         SENIOR MANAGEMENT APPOINTMENTS

RALEIGH, NC, October 29, 2001 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced the appointment of Allen Mangel, M.D., Ph.D., as Vice President, Research and Development, and Scott Sykes, M.D., as Vice President, Medical Affairs & Chief Medical Officer.

As Vice President, Research and Development, Dr. Mangel will be responsible for the planning and execution of the Company's product development efforts, including the evaluation of new product opportunities and the clinical development and regulatory approval of product candidates. Prior to joining Salix, Dr. Mangel was Worldwide Head of Gastroenterology Clinical Development for GlaxoSmithKline. Dr. Mangel holds an M.D. degree from the Georgetown University School of Medicine and a Ph.D. degree in physiology from the University of Illinois.

As Vice President, Medical Affairs & Chief Medical Officer, Dr. Sykes will be responsible for all medical affairs, including drug information services, product safety, and post-marketing surveillance. Dr. Sykes joins the Company from GlaxoSmithKline, where he served most recently as Vice President, North American Product Surveillance. Dr. Sykes holds an M.D. degree from the University of North Carolina School of Medicine.

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Commenting on these appointments, Robert Ruscher, President and Chief Executive
Officer, stated, "The creation of a team of individuals capable of expediting the acquisition, development and ongoing support of an expanding portfolio of innovative products for gastroenterologists and their patients is a critical component of our corporate mission. The addition of these two industry-experienced senior executives reflects Salix's ongoing commitment to building the premier specialty pharmaceutical company focusing on gastroenterologists and their patients."

Lorin Johnson, Ph.D., Senior Vice President, Chief Scientific Officer, and Co-Founder, stated, "Dr. Mangel's training as a gastroenterologist, combined with his success in securing product approval from the Gastrointestinal and Coagulation Drug Products Division of the U.S. Food and Drug Administration, uniquely qualify him to lead the Company's product development efforts. His contribution to the Company will be invaluable as we work to expand our portfolio beyond COLAZAL(TM) and rifaximin. Dr. Sykes brings 18 years of industry experience to the Company. We look forward to his leadership to ensure that all Salix products - both marketed and in development - are supported with a high level of product safety and medical information services."

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix's strategy is to in-license proprietary therapeutic drugs which have an existing database of positive, late-stage clinical data; complete the development and regulatory submission of these products; and market them through the Company's gastroenterology specialty sales force. Salix's lead product is COLAZAL(TM), an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. The Company launched the product in the U.S. through its specialty sales force in January 2001. Salix's follow-on product candidate is rifaximin, currently in development for the potential treatment of infections of the lower gastrointestinal tract. The Company currently intends to submit an NDA for rifaximin for the treatment of infectious diarrhea to the U.S. FDA in December 2001. Salix trades on the Nasdaq National Market under the ticker symbol "SLXP."

For more information please contact the Company at 919-862-1000 or visit our web site at www.salixpharm.com.
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         Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include the need to acquire additional products, risks of clinical trials and regulatory review, and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.